Exhibit 10.19

October 26, 2020

Erik Eglite Via E-mail
Re: Revised Transition and Separation Agreement

Dear Erik:
This letter sets forth the terms of the transition and separation agreement (the “Agreement') that Aurinia Pharma U.S., Inc. (the "Company"), a Delaware corporation and a wholly owned subsidiary of Aurinia Pharmaceuticals Inc., a corporation under the laws of the Province of Alberta ("Parent") is offering to you to aid in your employment transition.

1.    SEPARATION DATE. If you timely sign and return this Agreement to the Company, your employment with the Company will continue through November 1, 2020, which will become your employment termination date (the “Separation Date"), unless your employment terminates sooner pursuant to Paragraph 2(c) below. If termination occurs earlier or later than November 1, 2020, the actual date of termination shall become the "Separation Date" for purposes of this Agreement. If you do not accept this offer by signing this Agreement, then your employment will terminate on the date that is twenty-one (21) days after the date of this letter Agreement.

2.    TRANSITION PERIOD.

a.    Duties. Between now and the Separation Date (the "Transition Period'), you will be placed on garden leave and will not be required to perform your regular duties. You will instead be required to remain available to provide transition briefing or advice on matters for which you are knowledgeable as and when requested by the Company. During the Transition Period, you agree to transition your regular job duties and responsibilities and perform the transition duties and other tasks as requested by the Company. You agree to perform your Transition Period services in good faith and to the best of your abilities. You must continue to comply with all of the Company's policies and procedures and with all of your statutory and contractual obligations to the Company, including, without limitation, your obligations under your Confidentiality Agreement and Assignment of Inventions (a copy of which is attached hereto as Exhibit A), which you acknowledge and agree are contractual commitments that remain binding upon you, both during and after the Transition Period.

b. Compensation/Benefits. During the Transition Period, your base salary will remain the same, and you will continue to be eligible for the Company's standard benefits, subject to the terms and conditions applicable to such plans and programs. Your Company equity awards, as applicable, will continue to vest under the existing terms and conditions set forth in the governing plan documents and grant agreement(s).
c.    Termination. Nothing in this Agreement alters your employment at will status. Accordingly, during the Transition Period you are entitled to resign your employment for any reason with or without advance notice, and the Company may terminate your employment with or without Cause (as defined below) or advance notice. If prior to November 1, 2020, the Company terminates your employment without Cause or you resign your employment for any reason, you will remain eligible for the Severance Benefits (as

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

defined and described below), provided that you have satisfied the conditions for receipt of the Severance Benefits (as set forth below). If prior to November 1, 2020, the Company terminates your employment with Cause, then you will no longer be eligible for participation in any Company benefit plans, and you will not be entitled to the Severance Benefits. For the avoidance of doubt, if your employment terminates on November 1, 2020, pursuant to Paragraph 1 above, it will be a termination without Cause.
d.    Definition of Cause. For purposes of this Agreement, "Cause" for termination will mean any one or more of the following: (a) the commission of theft, embezzlement, fraud, obtaining funds of property under false pretenses or similar acts of misconduct with respect to the property of the Company or its employees or the Company's customers or suppliers; (b) your entering of a guilty plea or conviction for any crime involving fraud, misrepresentation or breach of trust, or for any serious criminal offence that impacts adversely on the Company; (c) willful misconduct or gross negligence in performance of your duties hereunder, including your refusal to comply in any material respect with the legal directives of the Board of Directors of Parent (the “Board') so long as such directives are not inconsistent with your position and duties or inconsistent with any other legal obligation or requirement, and such refusal to comply is not remedied within ten (10) working days after written notice from the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause; or (d) your material breach of any element of the employment agreement entered into between you and the Company dated July 3, 2017 (the “Employment Agreement'), which breach (if determined in good faith by the Company or the Board to be curable) is not remedied within ten (10) working days after written notice from the Company or the Board, which written notice shall state that failure to remedy such conduct may result in termination for Cause.

3.    ACCRUED SALARY. On the Separation Date, the Company will pay you all accrued salary, and accrued but unused vacation, earned through the Separation Date, subject to standard payroll deductions and withholdings. You are entitled to these payments regardless of whether you sign this Agreement.
4.    SEVERANCE BENEFITS. In full satisfaction of any obligation for the Company to provide you with severance benefits as stated in Section 14 of the Employment Agreement, if you (i) timely return this fully signed Agreement to the Company and allow the releases contained herein to become effective; (ii) comply fully with your obligations hereunder (including without limitation satisfactorily transitioning your duties during the Transition Period); and (iii) on or within twenty-one (21) days after the Separation Date, execute and return to the Company the a release of claims in the form attached hereto as Exhibit B (the "Separation Date Release") and allow the Separation Date Release to become effective, then the Company will provide you with the following as your sole severance benefits (the “Severance Benefits"):

a.    Severance Pay. The Company will pay you, as severance, the equivalent of nine (9) months of your base salary in effect as of the Separation Date (the "Severance Payment"). The Severance Payment will be paid in the form of salary continuation, subject to standard payroll deductions and withholdings, beginning on the Company's second regularly scheduled payroll pay date following the Release Effective Date (as defined in the Separation Date Release).

b.    Additional Severance Pay. As an additional benefit, the Company will pay you an additional five (5) weeks of your base salary in effect as of the Separation Date (the "Additional Severance Payment"). The Additional Severance Payment will be paid in the form of salary continuation, subject to standard payroll deductions and withholdings, and will
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

begin immediately following the completion of the salary continuation payments described in Section 4(a) above and continue on the Company's regularly scheduled payroll dates.

c.    Health Insurance.
(i)    COBRA. To the extent provided by the federal COBRA law or, if applicable, state insurance laws (collectively, “COBRA"), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense. You will be provided with a separate notice describing your rights and obligations under COBRA laws on or after the Separation Date.
(ii)    COBRA Premiums. As an additional Severance Benefit, and provided that you timely elect continued coverage under COBRA, the Company will reimburse your COBRA premiums to continue your group medical, dental and vision insurance coverage (including coverage for eligible dependents, if applicable) (" COBRA Premiums") through the period starting on the Separation Date and ending on the earliest of (i) September 30, 2021; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason, including plan termination(the “COBRA Premium Period''). In the event you become covered under another employer's group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event.
(iii)    Special Cash Payment. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law(including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA
Premiums for that month (including premiums for any dependents), subject to applicable tax withholdings (such amount, the "Special Cash Payment"), for the remainder of the COBRA Premium Period. You may, but are not obligated to, use such Special Cash Payment toward the cost of COBRA Premiums.

d.    2020 Annual Bonus. With respect to your 2020 bonus, the Company will provide you with a 2020 annual bonus in an amount equal to 40% of your 2020 salary, pro-rated for the number of days employed with the Company during the 2020 calendar year through the Separation Date. The bonus paid under this section will be paid in a lump sum, subject to standard payroll deductions and withholdings, no later than the earlier of:
(i) March 15, 2021; or (ii) the date that performance bonuses are otherwise paid to Parent's executive officers for objectives met in calendar year 2020.

e.    Outplacement Services. The Company will arrange for you to be provided with outplacement career counseling services, in an amount up to $10,000.00. Details of the outplacement services will be provided to you under separate cover.

5.    STOCK OPTIONS. You were granted options to purchase shares of Parent's common stock, pursuant to Parent's Incentive Stock Option Plan (the “Plan") and pursuant to the Option Commitments dated July 5, 2017, February 1, 2018, January 29, 2019, and January 28, 2020 (collectively referred to as the "Options"). Pursuant to Section 3.7 of the Plan you shall be 100% vested in all of your Options effective as of your Separation Date. Pursuant to Section 3.5 of the Plan, you have 90 days following your Separation Date to exercise your Options (the "Exercise Window''). The Company shall permit you to continue to utilize Canaccord Genuity Wealth Management to facilitate the exercise of your Options prior to your Separation Date and
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

at all times during the Exercise Window and will assist you in preparing or filing any forms as necessary to effectuate the exercise of your Options.

6.    PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you acknowledge your continuing obligations under your Confidentiality Agreement and Assignment of Inventions, including your obligations not to use or disclose any confidential or proprietary information of the Company. A copy of your Confidentiality Agreement and Assignment of Inventions is attached hereto as Exhibit A.

7.    No OTHER COMPENSATION OR BENEFITS. You acknowledge that, except as expressly provided in this Agreement, you have not earned, and will not receive from the Company, any additional compensation, severance, or benefits on or after the Separation Date, with the exception of any vested right you may have under the express terms of a written ERISA-qualified benefit plan (e.g., 401(k) account). By way of example, you acknowledge that you have not earned and are not owed any equity, bonus, incentive compensation, severance benefits, or commissions except as expressly provided in this Agreement.

8.    EXPENSE REIMBURSEMENTS. You agree that, within fifteen (15) days after the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for reasonable business expenses pursuant to its regular business practice.

9.    RETURN OF COMPANY PROPERTY. By no later than the close of business on the Separation Date, you agree to return to the Company all Company documents (and all copies thereof) and other Company property which you have in your possession or control, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, customer lists, prospect information, pipeline reports, sales reports, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, printers, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part). You agree that you will make a diligent search to locate any such documents, property and information by the Separation Date. If you have used any personally owned computer, server, or e-mail system to receive, store, review, prepare or transmit any Company confidential or proprietary data, materials or information, within five (5) business days after the Separation Date, you shall provide the Company with a computer-useable copy of such information and then permanently delete and expunge such Company confidential or proprietary information from those systems; and you agree to provide the Company access to your system as requested to verify that the necessary copying and/or deletion is done. Your timely compliance with this paragraph is a condition precedent to your receipt of the Severance Benefits.

10.    CONFIDENTIALITY. The provisions of this Agreement will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that: (a) you may disclose this Agreement to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; (c) you may disclose this Agreement, and any other documents or information (without notice to the Company) when communicating with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission ("Government Agencies”) or during the course
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

of an investigation or proceeding that may be conducted by any Government Agency; and (d) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law. In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee. Further, nothing in this provision or this Agreement shall prohibit, prevent, limit or otherwise restrict your right to:

(i) voluntarily communicate with any Government Agency; (ii) report or make truthful statements or disclosures to federal, state or local government officials regarding any allegations of unlawful conduct, including but not limited to alleged criminal conduct, unlawful employment practices as defined under Illinois state law or any form of unlawful discrimination, harassment or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1965, or any other related local, state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission; or (iii) discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Furthermore, nothing in this Agreement shall prohibit, prevent, limit or otherwise restrict your right to make statements or disclosures regarding allegations of unlawful employment practices as defined under Illinois state law or any form of unlawful discrimination, harassment or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1965, or any other related local, state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission..
11.    NONDISPARAGEMENT. You agree not to disparage the Company and its officers, directors, employees, shareholders and agents, in any manner likely to be harmful to them or their business, business reputations or personal reputations; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar compulsion of law) or as part of a government investigation. In addition, nothing in this provision or this Agreement shall prohibit, prevent, limit or otherwise restrict your right to: (i) voluntarily communicate with any Government Agency; (ii) report or make truthful statements or disclosures to federal, state or local government officials regarding any allegations of unlawful conduct, including but not limited to alleged criminal conduct, unlawful employment practices as defined under Illinois state law or any form of unlawful discrimination, harassment or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1965, or any other related local, state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission; or (iii)discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. Furthermore, nothing in this Agreement shall prohibit, prevent, limit or otherwise restrict your right to make statements or disclosures regarding allegations of unlawful employment practices as defined under Illinois state law or any form of unlawful discrimination, harassment or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1965, or any other related local. state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission.
12.    No VOLUNTARY ADVERSE ACTION; AND COOPERATION. You agree that you will not voluntarily provide assistance, information or advice, directly or indirectly (including through agents or attorneys), to any person or entity in connection with any proposed or pending litigation, arbitration, administrative claim, cause of action, or other formal proceeding of any kind brought against the Company, its parent or subsidiary entities , affiliates, officers, directors, employees or agents, nor shall you induce or encourage any person or entity to bring any such claims; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process (e.g., a valid subpoena or other similar
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

compulsion of law) or as part of a government investigation. In addition, you agree to voluntarily cooperate with the Company if you have knowledge of facts relevant to any existing or future litigation or arbitration initiated by or filed against the Company by making yourself reasonably available without further compensation for interviews with the Company or its legal counsel, for preparing for and providing deposition testimony, and for preparing for and providing trial testimony.

13.    No ADMISSIONS. You understand and agree that the promises and payments in consideration of this Agreement shall not be construed to be an admission of any liability or obligation by the Company to you or to any other person, and that the Company makes no such admission.

14.    RELEASE OF CLAIMS.

(a)    General Release. In exchange for the consideration provided to you under this Agreement to which you would not otherwise be entitled, you hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the “Released Parties") from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the “Released Claims").

(b)    Scope of Release. The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (ii) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation, paid time off, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the "ADEA"), the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and the Illinois Equal Pay Act.

(c)    ADEA Waiver. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, and that the consideration given for the waiver and release in this Section is in addition to anything of value to which you are already entitled. You further acknowledge that you have been advised, as required by the ADEA, that: (i) your waiver and release do not apply to any rights or claims that may arise after the date that you sign this Agreement; (ii) you should consult with an attorney prior to signing this Agreement (although you may choose voluntarily not to do so); (iii) you have twenty-one (21) days to consider this Agreement (although you may choose voluntarily to sign it earlier); (iv) you have seven (7) days following the date you sign this Agreement to revoke it (by providing written notice of your revocation to me); and (v) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

the date that this Agreement is signed by you provided that you do not revoke it (the “Effective Date").
(d)    Release of Unknown Claims. YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY YOU, WOULD AFFECT YOUR DECISION TO ACCEPT THIS AGREEMENT. In giving the release herein, which includes claims which may be unknown to you at present, you hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to your release of any unknown or unsuspected claims herein.

(e)    Excluded Claims. Notwithstanding the foregoing, the following are not included in the Released Claims (the “Excluded Claims"): (i) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party or under applicable law; (ii) any rights which cannot be waived as a matter of law; (iii) any rights you have to file or pursue a claim for workers' compensation or unemployment insurance; and (iv) any claims for breach of this Agreement. You hereby represent and warrant that, other than the Excluded Claims, you are not aware of any claims you have or might have against any of the Released Parties that are not included in the Released Claims. You understand that nothing in this Agreement limits your ability to file a charge or complaint with any Government Agency. Furthermore, nothing in this Agreement shall prohibit, prevent, limit or otherwise restrict your right to report or make truthful statements or disclosures to federal, state or local government officials regarding any allegations of unlawful conduct, including but not limited to alleged criminal conduct, unlawful employment practices as defined under Illinois state law or any form of unlawful discrimination, harassment or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1965, or any other related local, state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement.
15.    SECTION 409A.

a.    Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to you pursuant to this Agreement, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Internal Revenue Code of 1986, as amended (the "Code"), Section 409A, and the final regulations and any guidance promulgated thereunder ("Section 409A") (together, the “Deferred Payments") will be paid or otherwise provided until you have a "separation from service" within the meaning of Section 409A. Each payment and benefit payable under this Agreement, is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulation.

b.    Notwithstanding anything to the contrary in this Agreement, if you are a "specified employee" within the meaning of Section 409A at the time of your termination (other than due to death), to the extent delayed commencement of any portion of the Deferred Payments to which you are entitled under this Agreement is required in
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, then the Deferred Payments that are payable within the first six (6) months following your separation from service will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of your separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if you die following your separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of your death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.
c.    Any amount paid under this Agreement that satisfies the requirements of the "short-term deferral" rule set forth in Section l.409A-l(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of Section 15(a) above.

d.    Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A l(b)(9)(iii) of the Treasury Regulation that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 15(a) above.
e.    The foregoing provisions are intended to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. The Company and you agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate, and desirable to avoid imposition of any additional tax or income recognition prior to actual payment to you under Section 409A.

f.    For purposes of this Agreement, "Section 409A Limit" will mean two (2) times the lesser of: (i) your annualized compensation based upon the annual rate of pay paid to you during your taxable year preceding the taxable year of your separation from service as determined under Treasury Regulation Section l.409A-l(b)(9)(iii)(A)(l) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which your separation from service occurred.
16.    REPRESENTATIONS. You hereby represent that you have been paid all compensation owed and for all hours worked, you have received all the leave and leave benefits and protections for which you are eligible pursuant to the federal Family and Medical Leave Act, or otherwise, and you have not suffered any on-the-job injury for which you have not already filed a workers' compensation claim.

17.    MISCELLANEOUS. This Agreement, together with its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the subject matter hereof. It is entered into without reliance on any promise or
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

representation, written or oral, other than those expressly contained herein, and it supersedes any other agreements, promises, warranties or representations concerning its subject matter. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Illinois, as applied to contracts made and to be performed entirely within Illinois, without regard to conflicts of law principles. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This Agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic signatures shall be equivalent to original signatures.

[Signature page follows]

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

If this Agreement is acceptable to you, please sign and date below within twenty-one (21) days, and send me the fully signed Agreement. The Company's offer contained herein will automatically expire if we do not receive the fully signed Agreement within this timeframe.
We wish you the best in your future endeavors. Sincerely,
AURINIA PHARMA U.S., INC.

By:    /s/ Max Donley
Executive VP, Internal Operations and Strategy

Exhibit A: Confidentiality Agreement and Assignment of Inventions Exhibit B: Separation Date Release

UNDERSTOOD, ACCEPTED AND AGREED:

/s/ Erik Eglite

    Erik Eglite

    Date October 26, 2020

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT A
CONFIDENTIALITY AGREEMENT AND ASSIGNMENT OF INVENTIONS
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

Thank you for your cooperation in this matter.

Yours truly,

AURINIA PHARMA U.S., INC.
(a Delaware corporation)

By:    Authorized Signatory

Accepted and agreed as of the 3 of July 2017

Witness Signature                    Signature of Erik Eglite

Witness Name

Occupation
Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

EXHIBIT B

SEPARATION DATE RELEASE

(To be signed and returned to the Company on or within twenty-one (21) days after the Separation Date)

In exchange for the consideration to be provided to me pursuant to that certain letter transition and separation agreement between me and Aurinia Pharma U.S., Inc. (the "Company") dated September 29, 2020 (the “Agreement"), I hereby provide the following Separation Date Release. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

I hereby represent that: (i) I have been paid all compensation owed and have been paid for all hours worked for the Company through the Separation Date; (ii) I have received all the leave and leave benefits and protections for which I am eligible pursuant to the federal Family and Medical Leave Act or otherwise; and (iii) I have not suffered any on-the-job injury for which I have not already filed a claim.

I hereby generally and completely release the Company, and its affiliated, related, parent and subsidiary entities, and its and their current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, insurers, affiliates, and assigns (collectively, the "Released Parties") from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to or on the date you sign this Agreement (collectively, the "Released Claims").

The Released Claims include, but are not limited to: (i) all claims arising out of or in any way related to my employment with the Company, or the termination of that employment; (ii) all claims related to my compensation or benefits from the Company, including salary, bonuses, commissions, vacation, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership, equity, or profits interests in the Company; (iii) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (iv) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (v) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys' fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (the"ADE4"), "), the Illinois Human Rights Act, the Illinois Right to Privacy in the Workplace Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, the Illinois Equal Pay Act, and any other laws, statutes, or regulations of the state in which I reside and/or work.

I acknowledge that I am are knowingly and voluntarily waiving and releasing any rights I may have under the ADEA (the "Release ADEA Waiver"). I also acknowledge that the consideration given for this waiver is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) this waiver does not apply to any rights or claims that arise after the date I sign this Separation Date Release; (b) I should consult with an attorney prior to signing this Separation Date Release; (c) I have had twenty-one (21) days to consider this Separation Date Release; (d) I have seven (7) days following the date I sign this Separation Date Release to revoke (in a written revocation sent to the Company's CEO); and (e) this Separation Date Release will not be effective until the date upon which the revocation period has expired, which will be the eighth day after I sign this Separation Date Release (the “Release Effective Date").

I UNDERSTAND THAT THIS SEPARATION DATE RELEASE INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS THAT, IF KNOWN BY ME, WOULD AFFECT MY

DECISION TO ACCEPT THIS AGREEMENT. In giving the release herein, which includes claims which may be unknown to me at present, I hereby expressly waive and relinquish all rights and benefits under any law of any jurisdiction with respect to my release of any unknown or unsuspected claims herein.

Notwithstanding the foregoing, I acknowledge and understand that the following are not included in the Released Claims (the "Excluded Claims"): (i) any rights or claims for indemnification I may have pursuant to any written indemnification agreement with the Company to which I am a party or under applicable law; (ii) any rights which are not waivable as a matter of law; and (iii) any claims for breach of this Agreement. I hereby represent and warrant that, other than the Excluded Claims, I am not aware of any claims I have or might have against any of the Released Parties that are not included in the Released Claims. I understand that nothing in this Agreement limits my ability to file a charge or complaint with any Government Agency. I further understand this Agreement does not limit my ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore, nothing in this Agreement shall prohibit, prevent, limit or otherwise restrict my right to report or make truthful statements or disclosures to federal, state or local government officials regarding any allegations of unlawful conduct, including but not limited to alleged criminal conduct, unlawful employment practices as defined under Illinois state law or any form of unlawful discrimination, harassment or retaliation that is actionable under Article 2 of the Illinois Human Rights Act, Title VII of the Civil Rights Act of 1965, or any other related local, state or federal rule or law that is enforced by the Illinois Department of Human Rights or the Equal Employment Opportunity Commission. While this Agreement does not limit my right to receive an award for information provided to the Securities and Exchange Commission, I understand and agree that, to maximum extent permitted by law, I am otherwise waiving any and all rights I may have to individual relief based on any claims that I have released and any rights I have waived by signing this Agreement.

This Separation Date Release, together with the Agreement and its exhibits, constitutes the entire agreement between me, and the Company with respect to the subject matter hereof. I am not relying on any representation not contained herein or in the Agreement.

UNDERSTOOD, ACCEPTED AND AGREED:

Erik Eglite    Date